UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
Check the appropriate box:
☑ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement
Accenture SCA
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)	Amount previously paid:

2)	Form, schedule or registration statement no.:

3)	Filing party:

4)	Date filed:

ACCENTURE SCA
Notice of General Meeting of Shareholders
to be held on November 15, 2006
     The shareholders of Accenture SCA, a Luxembourg partnership limited by shares registered with the Luxembourg Trade and Companies Register under the number B 79 874, with registered and principal executive offices at 46A, avenue JF Kennedy, L-1855 Luxembourg (“Accenture SCA”), are cordially invited to attend the
GENERAL MEETING
which will be held on November 15, 2006, at 12:00 noon, local time, at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg with the following agenda:
1.	Presentation of (i) the report on the annual accounts issued by the general partner and (ii) the report of the commissaire aux comptes of Accenture SCA;
2.	Approval of (i) the balance sheet, (ii) the profit and loss accounts and (iii) the notes to the accounts as of and for the year ended August 31, 2006.
3.	Allocation of the results of Accenture SCA as of and for the year ended August 31, 2006 and, without prejudice to the terms of article 5 paragraph 5 of Accenture SCA’s Articles of Association, declaration of a cash dividend in a per share amount of USD $0.35 to each holder of a Class I common share of Accenture SCA of record as of October 5, 2006 and authorization to the general partner to determine any applicable terms in respect of the payment of the dividend;
4.	Discharge of the general partner, the commissaire aux comptes and the supervisory board in connection with the fiscal year ended August 31, 2006;
5.	Appointment of the members of the supervisory board;

6.	Reappointment of the commissaire aux comptes of Accenture SCA;

7.	Reappointment of KPMG LLP as the independent auditor of Accenture SCA, subject to approval by the Audit Committee of the general partner of the engagement of KPMG LLP as the independent auditor of Accenture SCA; and

8.	Acknowledgement of the recording of the reclassification of 67,339,638 Class I Shares into 67,339,638 Class III Shares of Accenture SCA in the period from September 1, 2005 to August 31, 2006.
     The foregoing items of business are more fully described in the information statement accompanying this notice.
     Shareholders may obtain, free of charge, copies of (a) the balance sheet, (b) the profit and loss accounts, (c) the notes to the accounts, (d) the list of securities held by Accenture SCA, (e) the list of shareholders, if any, who have not fully paid up their shares with an indication of the number of shares and their contact details, (f) the report of the general partner and (g) the report of the commissaire aux comptes, by making a written request to the general partner at Accenture Ltd, 1661 Page Mill Road, Palo Alto, California 94304, United States of America, Attention: Secretary or at Accenture’s registered office at 46A, avenue JF Kennedy, L-1855 in Luxembourg.
     The general partner has fixed the close of business in Luxembourg on October 5, 2006, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. This means that only those persons who were registered holders of Accenture SCA Class I common shares, Class II common shares or Class III common shares (including the Class III letter shares) at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting.
     The general partner is not asking you for a proxy in connection with the General Meeting and you are requested not to send us a proxy.
ACCENTURE LTD,
acting as general partner of Accenture SCA
Dated: October     , 2006

INFORMATION STATEMENT
GENERAL INFORMATION
WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
DATE, TIME AND PLACE
     This information statement is provided to the shareholders of Accenture SCA, a Luxembourg partnership limited by shares with registered and principal executive offices at 46A, avenue JF Kennedy, L-1855 Luxembourg (“Accenture SCA”), in connection with the General Meeting of Accenture SCA’s shareholders to be held at 12:00 noon local time on November 15, 2006 (the “General Meeting”). The General Meeting will be held at the offices of Allen & Overy Luxembourg at 58, rue Charles Martel, L-2134 Luxembourg. This information statement is being sent to shareholders on or about October 26, 2006.
WHO CAN VOTE; VOTES PER SHARE
     All persons who are registered holders of Accenture SCA Class I common shares, Class II common shares or Class III common shares (together with the Class III letter shares, the “Class III common shares”) at the close of business in Luxembourg on October 5, 2006 are shareholders of record for the purposes of the General Meeting and will be entitled to vote at the General Meeting. As of the close of business on that date there were outstanding 249,233,436 Class I common shares held by 1,811 shareholders of record, 470,958,308 Class II common shares, all of which are held by Accenture Ltd, the general partner of Accenture SCA, and 537,209,861 Class III common shares (which number does not include issued shares held by Accenture SCA and/or its subsidiaries), all of which are also held by Accenture Ltd. These shareholders of record will be entitled to one vote per Class I common share, Class II common share and Class III common share on all matters submitted to a vote of shareholders, so long as those votes are represented at the General Meeting. Your shares will be represented if you attend and vote at the General Meeting in person or by proxy.
QUORUM AND VOTING REQUIREMENTS
     There are eight ordinary items to be considered at the General Meeting.
     Under Luxembourg law and Accenture SCA’s Articles of Association, there are no quorum requirements for ordinary items on the agenda of a General Meeting. In order to be approved, ordinary items being considered require the affirmative vote of a majority of the votes cast.
     The general partner of Accenture SCA, Accenture Ltd, intends to vote all of the Class II common shares and Class III common shares that it holds in favor of approving each of the proposals to be voted upon at the General Meeting. Accenture Ltd holds 80.2% of the aggregate outstanding Accenture SCA Class I common shares, Class II common shares and Class III common shares, and therefore will have the power, acting by itself, to approve all matters scheduled to be voted upon at the General Meeting.

ITEMS OF BUSINESS FOR THE GENERAL MEETING
     The agenda for the General Meeting includes the following items of business:
ITEM NO. 1 — PRESENTATION OF THE ANNUAL ACCOUNTS AND REPORT OF THE COMMISSAIRE AUX COMPTES
     At the General Meeting, shareholders will be presented the report on the annual accounts issued by the general partner and the report of the commissaire aux comptes.
ITEM NO. 2 — APPROVAL OF THE FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED AUGUST 31, 2006
     At the General Meeting, shareholders of Accenture SCA will vote on the approval of the balance sheet, the profit and loss accounts, the notes to the accounts and the allocation of the results of Accenture SCA as of and for the year ended August 31, 2006.
ITEM NO. 3 — ALLOCATION OF THE RESULTS OF ACCENTURE SCA AS OF AUGUST 31, 2006 AND DECLARATION OF A PER SHARE CASH DIVIDEND OF USD $0.35 ON CLASS I COMMON SHARES
     At the General Meeting, the shareholders of Accenture SCA will vote on the question of whether to authorize the payment of a per share cash dividend of USD $0.35 on the Class I common shares to shareholders of record as of October 5, 2006, in the manner provided in Article 5 of Accenture SCA’s Consolidated Updated Articles of Association as at 28 June 2005.
     Following the allocation of net profits to the payment of any dividend voted on above, the balance of the net profits will be allocated to the distributable reserves of Accenture SCA.
ITEM NO. 4 — DISCHARGE OF THE GENERAL PARTNER, COMMISSAIRE AUX COMPTES AND SUPERVISORY BOARD
     At the General Meeting, shareholders of Accenture SCA will vote on the discharge of the general partner, the commissaire aux comptes and the supervisory board in connection with the fiscal year ended August 31, 2006.
ITEM NO. 5 — APPOINTMENT OF MEMBERS OF THE SUPERVISORY BOARD
     At the General Meeting, shareholders of Accenture SCA will vote on the appointment of the members of its supervisory board. The general partner, Accenture Ltd, has nominated for appointment to the supervisory board the following three persons to serve for the ensuing year until the next general meeting of shareholders:
William D. Green
Stephen J. Rohleder
Carlos Vidal
     William D. Green and Carlos Vidal currently serve on the supervisory board.
     Accenture SCA has no board of directors or officers. Accenture Ltd, as the sole general partner of Accenture SCA, is vested by Accenture SCA’s Articles of Association with the management of Accenture SCA and is in charge of Accenture SCA’s management and operations.
ITEM NO. 6 — APPOINTMENT OF THE COMMISSAIRE AUX COMPTES OF ACCENTURE SCA
     At the General Meeting, the shareholders of Accenture SCA will vote on the reappointment of the Financial Controller (“commissaire aux comptes”) of Accenture SCA located at 46A, avenue JF Kennedy, L-1855 Luxembourg for the fiscal year ended August 31, 2007. The Financial Controller will have certain bookkeeping responsibilities, including the preparation and presentation of local statutory unconsolidated accounts as required by Luxembourg law. The Financial Controller is not expected to attend the Annual General Meeting.

ITEM NO. 7 — RE-APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF ACCENTURE SCA
     At the General Meeting, the shareholders of Accenture SCA will vote on the re-appointment of KPMG LLP as independent auditors of the Accenture group’s consolidated accounts for the fiscal year ending August 31, 2007, subject to the approval by the Audit Committee of the general partner of the engagement of KPMG LLP as the independent auditor of Accenture SCA. No representative of KPMG LLP is expected to attend the General Meeting.
     The shareholders will also vote on any other business that properly comes before the General Meeting.
ITEM NO. 8 — ACKNOWLEDGEMENT OF THE RECORDING OF THE RECLASSIFICATION OF CLASS I SHARES INTO CLASS III SHARES
     At the General Meeting, the shareholders of Accenture SCA will acknowledge the recording made by representatives of Accenture Ltd, as the sole general partner of Accenture SCA, of the reclassification of 67,339,638 Class I common shares into 67,339,638 Class III common shares of Accenture SCA in the period from September 1, 2005 to August 31, 2006.
DIRECTORS AND EXECUTIVE OFFICERS
Director Biographies
     Accenture SCA does not have any directors or executive officers. One of the nominees for appointment to Accenture SCA’s supervisory board is a director and executive officer of Accenture SCA’s general partner, Accenture Ltd, and one of the nominees is an executive officer of Accenture Ltd. Set forth below is information related to the supervisory board nominees and the directors and executive officers of Accenture Ltd. William D. Green and Carlos Vidal currently serve on the supervisory board.
Supervisory Board Nominees

William D. Green 53 years old Chairman of the Board of Directors	William D. Green became chairman of the Board of Directors of Accenture Ltd on August 31, 2006, and has been its chief executive officer since September 2004 and a director since June 2001. From March 2003 to August 2004 he was its chief operating officer—Client Services, and from August 2000 to August 2004 he was its country managing director, United States. Mr. Green has been with Accenture for 28 years and has been a member of Accenture SCA’s supervisory board since July 2001. His current term as a director of Accenture Ltd expires at the annual general meeting of shareholders in 2009.

Stephen J. Rohleder 49 years old	Stephen J. Rohleder has been chief operating officer of Accenture Ltd since September 2004. From March 2003 to September 2004, he was its group chief executive—Government operating group. From March 2000 to March 2003, he was managing partner of its Government operating group in the United States. Mr. Rohleder has been with Accenture for 25 years.

Carlos Vidal 53 years old	Carlos Vidal was a director of Accenture Ltd from February 2003 until February 2006. He has been its chair—Senior Executive Income Committee since March 2003 and managing director—Geographic Strategy & Operations since September 2004. In addition, Mr. Vidal was its country managing director, Spain from December 1998 until 2004 and has been chairman of its geographic council for Spain, Portugal, South Africa, Nigeria and Israel since 2000. From March 2000 until September 2004, he was its managing partner—Financial Services, NEWS operating unit (which included, at the time, the United Kingdom, Ireland, Italy, Greece, Eastern Europe, Latin America, Spain and Portugal). Mr. Vidal has been with Accenture for 31 years and has been a member of Accenture SCA’s supervisory board since January 2002.

Other Current Directors of Accenture Ltd

Dina Dublon 53 years old Chair, Finance Committee	Dina Dublon has been a director of Accenture Ltd since October 2001. From December 1998 until December 2004, she was chief financial officer of J.P. Morgan Chase & Co. and its predecessor company. Prior to being named chief financial officer, she held numerous other positions, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corp., PepsiCo, Inc. and Greenstone Media. She is a trustee of Carnegie Mellon University, the Global Fund for Women and the Women’s Commission for Refugee Women & Children. Ms. Dublon’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2009.

Dennis F. Hightower 64 years old Member, Compensation Committee Member, Nominating & Governance Committee	Dennis F. Hightower has been a director of Accenture Ltd since November 2003. From May 2000 until his retirement in March 2001, he was chief executive officer of Europe Online Networks S.A., a Luxembourg-based Internet services provider. He is a director of Domino’s Inc., Northwest Airlines Corporation and The TJX Companies Inc. Mr. Hightower’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2007.

Nobuyuki Idei 68 years old Member, Nominating & Governance Committee	Nobuyuki Idei has been a director of Accenture Ltd since February 2006. Since June 2005, Mr. Idei has been chief corporate advisor of Sony Corporation. From June 2000 until June 2005, Mr. Idei was chairman and chief executive officer of Sony Corporation, and from June 1999 until June 2000, he was president and chief executive officer of Sony Corporation. Mr. Idei serves as Vice Chairman of Nippon Keidanren (Japan Business Federation). Mr. Idei was appointed as a director upon the recommendation of Accenture Ltd’s Nominating & Governance Committee and will stand for election at its annual general meeting of shareholders in 2007.

William L. Kimsey 64 years old Member, Audit Committee	William L. Kimsey has been a director of Accenture Ltd since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global. He is a director of Western Digital Corporation, Royal Caribbean Cruises Ltd and NAVTEQ Corporation. Mr. Kimsey’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2007.

Robert I. Lipp 68 years old Member, Audit Committee	Robert I. Lipp has been a director of Accenture Ltd since October 2001. Since September 2005, Mr. Lipp has been a senior advisor at J.P. Morgan Chase & Co, and from April 2004 to September 2005, he was executive chairman of St. Paul Travelers Companies, Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the Board of Directors of Travelers Property Casualty Corp. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp is a director of St. Paul Travelers Companies, Inc. and JP Morgan Chase & Co. Mr. Lipp’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2007.

Marjorie Magner 57 years old Member, Compensation Committee Member, Finance Committee	Marjorie Magner has been a director of Accenture Ltd since February 2006. Ms. Magner is the former chairman and chief executive officer, Global Consumer Group, of Citigroup, Inc. Ms. Magner held various positions within Citigroup, including chief operating officer, Global Consumer Group, from April 2002 to August 2003 and chief administrative officer and senior executive vice president from January 2000 to April 2002. Ms. Magner currently serves on the Compensation and Finance Committees of Accenture Ltd’s Board of Directors. Ms. Magner was appointed as a director upon the recommendation of Accenture Ltd’s Nominating & Governance Committee and will stand for election at its annual general meeting of shareholders in 2007.

Blythe J. McGarvie 49 years old Chair, Audit Committee	Blythe J. McGarvie has been a director of Accenture Ltd since October 2001. Since January 2003, she has been president of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is a member of the Board of Directors of The Pepsi Bottling Group, Inc. and The St. Paul Travelers Companies, Inc. Ms. McGarvie’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2008.

Sir Mark Moody-Stuart 66 years old Chair, Compensation Committee Member, Finance Committee Lead Outside Director	Sir Mark Moody-Stuart has been a director of Accenture Ltd since October 2001 and Accenture Ltd’s Lead Outside Director since November 2002. He has been chairman of AngloAmerican plc since July 2002, and is former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. Sir Mark has also been a director of HSBC Holdings PLC since March 2001. Sir Mark’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2008.

Wulf von Schimmelmann 59 years old Chair, Nominating & Governance Committee	Wulf von Schimmelmann has been a director of Accenture Ltd since October 2001. Since February 1999, Mr. von Schimmelmann has been chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank. He is also a member of the Board of Directors of Deutsche Post World Net Group, Deutsche Telekom AG, Tchibo Holding AG and Altadis, S.A. Mr. von Schimmelmann’s current term as director expires at Accenture Ltd’s annual general meeting of shareholders in 2007.
Audit Committee of Accenture Ltd
     The Audit Committee of Accenture Ltd, which has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended, consists of three of Accenture Ltd’s non-management directors: Blythe J. McGarvie, who is chairwoman of the committee, William L. Kimsey and Robert I. Lipp. The Board of Directors of Accenture Ltd has determined that each of the committee members meets the independence standards set forth in Accenture’s Corporate Governance Guidelines, as well as the current independence and financial experience requirements of the New York Stock Exchange. In addition, the Board of Directors of Accenture Ltd has determined that each of Ms. McGarvie and Mr. Kimsey is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.
Executive Officers of Accenture Ltd
     Kevin Campbell, 46, became Accenture Ltd’s group chief executive—Outsourcing in September 2006, after serving as its senior managing director—Business Process Outsourcing beginning in February 2005. Previously, he served as the vice president of global sales at Hewitt Associates from September 2004 to February 2005, and as president and chief operating officer of Exult Inc. from May 2000 to September 2004, when Exult merged with Hewitt. Mr. Campbell was previously employed by Accenture from 1982 until 1999.
     Gianfranco Casati, 47, became Accenture Ltd’s group chief executive—Products operating group in September 2006. From April 2002 to September 2006, Mr. Casati was managing director of the Products operating group’s Europe operating unit. He also served as Accenture’s country managing director for Italy and as chairman of its geographic council in its IGEM (Italy, Greece, emerging markets) region, supervising 12 Accenture offices in Italy, Greece and several Eastern European countries. Mr. Casati has been with Accenture for 22 years.
     Martin I. Cole, 50, became Accenture Ltd’s group chief executive—Communications & High Tech operating group in September 2006, after serving as its group chief executive—Government operating group from September 2004 to September 2006. From September 2000 to August 2004, he served in leadership roles in its outsourcing group, including serving as global managing partner of its Outsourcing & Infrastructure Delivery group. Mr. Cole has been with Accenture for 26 years.
     Anthony G. Coughlan, 49, has been Accenture Ltd’s principal accounting officer since September 2004 and its controller since September 2001. Mr. Coughlan has been with Accenture for 28 years.

     Pamela J. Craig, 49, is currently Accenture Ltd’s senior vice president—Finance, a position which she has held since March 2004. She will become its chief financial officer on October 31, 2006. Previously, Ms. Craig was its group director—Business Operations & Services from March 2003 to March 2004, and was its managing partner—Global Business Operations from June 2001 to March 2003. Ms. Craig has served as a director of Avanade Inc. since February 2006, and is a member of its Audit Committee. Ms. Craig has been with Accenture for 24 years.
     Karl-Heinz Flöther, 54, has been Accenture Ltd’s group chief executive—Systems Integration, Technology & Delivery since May 2005. From December 1999 to May 2005 he was its group chief executive—Financial Services operating group. In addition, Mr. Flöther served as one of its directors from June 2001 to February 2003, and is currently a director of Avanade Inc. Mr. Flöther has been with Accenture for 27 years.
     Mark Foster, 46, became Accenture Ltd’s group chief executive—Business Consulting & Integrated Markets in September 2006. Prior to that, Mr. Foster served as its group chief executive—Products operating group from March 2002 to September 2006. From September 2000 to March 2002, he was managing partner of its Products operating group in Europe. Mr. Foster has been with Accenture for 22 years.
     Robert N. Frerichs, 54, has been Accenture Ltd’s chief quality & risk officer since September 2004. From November 2003 to September 2004, he was chief operating officer of its Communication & High Tech operating group. From August 2001 to November 2003, he led the market maker team for its Communications & High Tech operating group. Prior to these roles, Mr. Frerichs held numerous leadership positions within its Communications & High Tech operating group. He currently serves on the Board of Directors of Avanade Inc., and is chairman of its Audit Committee. Mr. Frerichs has been with Accenture for 30 years.
     William D. Green, 53, became chairman of the Board of Directors of Accenture Ltd on August 31, 2006, and has been its chief executive officer since September 2004 and a director since June 2001. From March 2003 to August 2004 he was its chief operating officer—Client Services, and from August 2000 to August 2004 he was its country managing director, United States. Mr. Green has been with Accenture for 28 years.
     Adrian Lajtha, 49, has been Accenture Ltd’s group chief executive—Financial Services operating group since May 2005. From February 2000 to May 2005 he was managing partner of its Financial Services operating group in the United Kingdom and Ireland. Mr. Lajtha has been with Accenture for 27 years.
     Lisa M. Mascolo, 46, became Accenture Ltd’s group chief executive—Government operating group in September 2006. She has served in leadership roles in its Government operating group since 2001, including serving as managing director of its USA Government operating unit and managing partner of Accenture’s US Federal Government business. Ms. Mascolo has been with Accenture for 24 years.
     Michael G. McGrath, 60, has been Accenture Ltd’s chief financial officer since July 2004. From November 2001 to July 2004 he was its chief risk officer. He was its treasurer from June 2001 to November 2001. From September 1997 to June 2001, Mr. McGrath was its chief financial officer. Mr. McGrath will assume the role of international chairman of Accenture Ltd on October 31, 2006. Effective as of that date, he will resign as chief financial officer and will be succeeded by Pamela J. Craig. Mr. McGrath has been with Accenture for 33 years.
     Stephen J. Rohleder, 49, has been Accenture Ltd’s chief operating officer since September 2004. From March 2003 to September 2004, he was its group chief executive—Government operating group. From March 2000 to March 2003, he was managing partner of its Government operating group in the United States. Mr. Rohleder has been with Accenture for 25 years.
     Douglas G. Scrivner, 55, has been Accenture Ltd’s general counsel and secretary since January 1996 and its compliance officer since September 2001. Mr. Scrivner has been with Accenture for 26 years.
     Alexander M. van ’t Noordende, 43, became Accenture Ltd’s group chief executive—Resources operating group in September 2006. Prior to assuming that role, he led its Resources operating group in Southern Europe, Africa, the Middle East and Latin America, and has served as managing partner of the Resources operating group in France, Belgium and the Netherlands. From 2001 until September 2006, Mr. van ’t Noordende served as its country managing director for the Netherlands. Mr. van’t Noordende has been with Accenture for 19 years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Senior Executive Liquidity Arrangements
     In fiscal 2005, Accenture Ltd developed and announced a new, broader career model for its highest-level executives that replaces the internal use of the “partner” title with the more comprehensive “senior executive” title.
     Accenture Ltd and the supervisory board of Accenture SCA have approved the pledge of covered shares to Citigroup Global Markets, Inc. (“Citigroup”) to secure personal loans to Accenture senior executives and former senior executives (excluding Accenture Ltd’s directors or executive officers) in amounts agreed by Citigroup and its borrowers. As a condition to obtaining the right to make these personal loans, Citigroup has agreed to take all covered shares pledged subject to the transfer restrictions imposed on pledging senior executives or former senior executives pursuant to the provisions contained in Accenture’s various charter documents. Consequently, foreclosures by Citigroup on those pledged shares and any subsequent sales of those shares by Citigroup are restricted to the same extent they would be in the hands of the pledging senior executives or former senior executives.
Senior Executive Tax Costs
     Accenture Ltd has informed certain of its senior executives that if a senior executive reports for tax purposes the transactions involved in connection with our transition to a corporate structure, it will provide a legal defense to that individual if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the senior executive is then subject to extraordinary financial disadvantage, it will review these circumstances for that individual and find an appropriate way to avoid severe financial damage to that individual.
Transactions with Directors and Executive Officers
     Accenture employs Berthold von Schimmelmann, the son of Accenture Ltd non-management director Wulf von Schimmelmann. In fiscal 2006, Berthold von Schimmelmann received cash compensation of approximately $72,000. Todd W. Singleton, the spouse of Lisa M. Mascolo, one of Accenture Ltd’s executive officers, is employed by Accenture as a senior executive in its Outsourcing group. Mr. Singleton has been an employee of Accenture for 18 years and a senior executive for 8 years. In fiscal 2006, he received cash compensation of approximately $377,000, and an equity grant of 308 restricted share units.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
     The following table sets forth, for fiscal years 2006, 2005 and 2004, the compensation for the Chief Executive Officer and for each of the four most highly compensated executive officers of Accenture Ltd, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2006. These five persons are referred to, collectively, as the “Named Executive Officers.”

	Annual Compensation					Long-Term Compensation Awards
						Restricted	Securities
					Other Annual	Share Unit	Underlying		All Other
		Salary	Bonus		Compensation	Award(s)	Options		Compensation
	Year	($)	($)(1)		(#)(4)	($)(5)	(#)		($)
William D. Green	2006	2,340,000	272,000		—	6,073,268	30,720	(6)	—
Chief Executive Officer	2005	2,107,500	199,362		—	3,749,990	—		—
	2004	1,639,500	79,282		—	—	—		—
Michael G. McGrath	2006	1,913,977	1,325,550	(2)	—	—	—		—
Chief Financial Officer	2005	1,785,808	1,122,929	(3)	—	—	27,335		—
	2004	1,451,535	66,066		—	—	—		—
Mark Foster	2006	2,308,875	189,023		—	1,906,206	—		—
Group Chief Executive—
Products Operating Group	2005	2,211,040	202,612		—	1,874,995	32,529		—
	2004	1,557,748	72,350		—	—	—		—
Karl-Heinz Flöther	2006	3,781,899	185,756		—	1,906,206	—		—
Group Chief Executive—	2005	2,063,106	191,609		—	1,874,995	28,975		—
Technology & Delivery	2004	1,482,226	71,638		—	—	—		—
Diego Visconti	2006	1,995,154	167,180		—	1,906,206	—		—
Group Chief Executive—
Communications &	2005	1,648,930	166,604		—	1,874,995	25,968		—
High Tech Operating Group	2004	1,302,130	80,556		—	—	—		—

(1)	Except as otherwise indicated, consists of variable compensation payments.

(2)	Includes a cash incentive bonus of $1,170,000 in connection with Mr. McGrath’s July 12, 2004 appointment and continued service as Chief Financial Officer of Accenture Ltd.

(3)	Includes a cash incentive bonus of $967,500 in connection with Mr. McGrath’s July 12, 2004 appointment and continued service as Chief Financial Officer of Accenture Ltd.

(4)	The aggregate amount of perquisites and other personal benefits, securities or property received by any Named Executive Officer does not exceed $50,000.

(5)	On December 1, 2005, each of Messrs. Green, Foster, Flöther and Visconti was granted a performance-based award of restricted share units. Mr. Green received an award of 206,896 restricted share units and each of Mssrs. Foster, Flöther and Visconti received an award of 64,655 restricted share units. These restricted share units may vest, in whole or in part, after the end of Accenture’s fiscal year ending August 31, 2008. The vesting schedule for the award is based on the achievement of certain targets for the period starting on September 1, 2005 and ending on August 31, 2008 (the “Performance Period”), and vests based on two different sets of performance criteria. Up to 50% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a group of peer companies during the Performance Period. The remaining 50% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the Performance Period. If dividends are declared on Accenture Ltd Class A common shares while the restricted share units are outstanding, the number of restricted share units to be granted will be adjusted to reflect the payment of such dividends. At August 31, 2006, the value of Mr. Green’s award was $6,136,535, and the value of each award granted to Mssrs. Foster, Flöther and Visconti was $1,917,667, based upon the last reported price of Accenture Ltd Class A common shares on that date.

(6)	Indicates the number of Accenture Ltd Class A common shares underlying options granted to Mr. Green on October 27, 2005. For more information on the option grant see “— Option Grants in Last Fiscal Year.”
Compensation Committee Interlocks
     Accenture Ltd does not have any compensation committee interlocks. Accenture Ltd’s Compensation Committee is comprised solely of independent directors: Sir Mark Moody-Stuart, who is chairman of the committee, Dennis F. Hightower and Marjorie Magner.

Compensation of Executive Officers
     For fiscal 2006, the compensation of Accenture Ltd’s chief executive officer was determined by the Compensation Committee of the Board of Directors of Accenture Ltd. The compensation of Accenture Ltd’s other senior executives, including the compensation of the executive officers, was determined based on the “unit” level of these senior executives and on amounts budgeted for senior executive compensation. Relative levels of compensation, or unit allocation, were determined by a committee that includes the chief executive officer and the members of Accenture Ltd’s Executive Leadership Team, which reviewed evaluations and recommendations concerning the performance of these senior executives and prepared an income plan for fiscal 2006 compensation for these senior executives. The foregoing unit allocations were approved by the Compensation Committee of the Board of Directors of Accenture Ltd.
     As part of Accenture’s budgeting process, the Board of Directors of Accenture Ltd approves budgeted amounts for Accenture’s results and cash compensation to its senior executives, with each such individual receiving his or her compensation based on his or her unit allocation. Accenture pays a portion of the total budgeted compensation as a fixed component of compensation and may pay the remainder of the budgeted amount, or more, as a bonus based on actual operating results (compared to budgeted amounts) and individual performance.
Compensation of Non-Management Directors
     No director who is an Accenture employee receives additional compensation for serving as a director of Accenture Ltd.
     Except as noted below, each non-management director of Accenture Ltd receives the following compensation:
•	upon appointment to the Board of Directors, an initial grant of fully-vested restricted share units having, at the time of grant, an aggregate market value of $150,000;

•	an annual grant of fully-vested restricted share units having, at the time of grant, an aggregate market value of $150,000; and

•	except for our Lead Outside Director, an annual retainer of $70,000, which the director may elect to receive entirely in the form of cash, entirely in the form of fully-vested restricted share units or one-half in cash and one-half in fully-vested restricted share units. Our Lead Outside Director receives an annual retainer of $125,000 and has the same cash vs. fully-vested restricted share units elections as other non-management directors.
Shares underlying restricted share units are delivered three years after the restricted share unit grant date or, at the election of the director, over a period of up to ten years following the restricted share unit grant date.
In addition, certain directors receive additional cash compensation for their service on the Board of Directors of Accenture Ltd:
•	each member of the Audit Committee receives compensation of $5,000 each year; and

•	the chairperson of each committee of the Board of Directors receives compensation of $5,000 each year, except that the chairperson of the Audit Committee receives compensation of $10,000 each year.
     Furthermore, in February 2005 the Board of Directors of Accenture Ltd adopted a policy requiring each outside director to, within three years of his or her appointment and for the duration of that director’s service, retain ownership of Accenture equity having a market value equal to three times the value of the annual equity grants being made to directors at the time at which the ownership requirement is assessed.
Employment Contracts
     Each of the Chief Executive Officer and Named Executive Officers of Accenture Ltd who are current Accenture employees has entered into an annual employment agreement which is renewed automatically each year. The employment agreements, which are standard employment contracts for Accenture highest-level senior executives, provide that these executive officers will receive compensation as determined by Accenture. Pursuant to the employment agreements, each of the executive officers has also entered into a non-competition agreement whereby each has agreed that, for a specified period, he or she will not (1) associate with and engage in competing services for any competitive enterprise; or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing competing services, perform competing services for any client or prospective client, or interfere with or damage any relationship between Accenture Ltd and a client or prospective client. In addition, each of these executive officers has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the executive officer’s employment with us or any of our affiliates terminated.
Option Grants in Last Fiscal Year

Potential Realizable Value at
Assumed Annual Rates of
Stock Price Appreciation for
	Individual Grants					Option Term($)
Percent of
	Number of		Total
	Securities		Options/SARs	Exercise
	Underlying		Granted to	or Base
	Option/SARs		Employees in	Price	Expiration
Name	Granted (#)		Fiscal Year	($/share)	Date	5%	10%
William D. Green	30,720	(1)	7.06%	$25.94	10/27/2015	$501,152	$1,270,016

(1)	Consists of a stock option granted on October 27, 2005. One-third of the shares vested on October 27, 2005, one-third vested on August 31, 2006 and an additional one-third of the shares will vest on August 31, 2007.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-money Options at
			August 31, 2006(#)		August 31, 2006($)
	Shares Acquired
	Upon	Value Realized
Name	Exercise(#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
William D. Green	—	—	20,480	10,240	$66,458	$33,229
Michael G. McGrath	—	—	27,335	—	121,777	—
Mark Foster	—	—	21,686	10,843	96,611	48,306
Karl-Heinz Flöther	—	—	19,316	9,659	86,053	43,031
Diego Visconti	—	—	25,968	—	97,271	—

(1)	None of the Named Executive Officers exercised any options during fiscal 2006.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the Federal securities laws, Accenture Ltd’s directors, executive officers and beneficial owners of more than 10% of Accenture Ltd’s Class A common shares or Class X common shares are required within a prescribed period of time to report to the Securities and Exchange Commission transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. These directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of such forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2006 all these filing requirements were timely satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of More than Five Percent
     As of October 12, 2006, the only person known by Accenture SCA to be a beneficial owner of more than 5% of Accenture SCA’s Class I common shares, Class II common shares or Class III common shares was as follows:

	Class I common shares		Class II common shares		Class III common shares
	Shares	% of shares	shares	% of shares	shares	% of shares
Name and Address of	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially
Beneficial Owner	owned	owned	owned	owned	owned	owned
Accenture Ltd	—	—%	470,958,308(1)	100%	537,209,861(1)	100	%(1)
Canon’s Court
22 Victoria Street
Hamilton HM12,
Bermuda

(1)	In addition, Accenture Ltd may be deemed to beneficially own 5,315,556 Class II common shares and 198,320,382 Class III common shares held by wholly-owned subsidiaries of Accenture SCA. Under Luxembourg law, shares of Accenture SCA held by Accenture SCA or any of its direct or certain indirect subsidiaries may not be voted at meetings of the shareholders of Accenture SCA.
Beneficial Ownership of Directors and Executive Officers of Accenture Ltd
     The following table sets forth, as of October 12, 2006, information regarding beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and Accenture SCA Class I common shares held by (1) each of Accenture Ltd’s directors, Accenture Ltd’s chief executive officer and each of Accenture Ltd’s four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of Accenture Ltd’s 2006 fiscal year and (2) all of the directors and executive officers of Accenture Ltd as a group. To our knowledge, except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after October 12, 2006.

							Percentage
							of the
							total number
							of Class A
	Accenture SCA Class I		Accenture Ltd Class A		Accenture Ltd Class X		and Class X
	common shares		common shares		common shares		common
	shares	% shares	shares	% shares	shares	% shares	shares
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially
Name(1)	owned	owned	owned	owned	owned	owned	owned
William D. Green(2)(3)	652,031	* %	26,439	** %	652,031	*** %	**** %
Dina Dublon(4)	—	—	68,436	**	—	—	****
Dennis F. Hightower	—	—	6,135	**	—	—	****
Nobuyuki Idei	—	—	—	—	—	—	—
William L. Kimsey(5)	—	—	42,229	**	—	—	****
Robert I. Lipp(4)	—	—	208,445	**	—	—	****
Marjorie Magner	—	—	—	—	—	—	—
Blythe J. McGarvie(4)	—	—	65,738	**	—	—	****
Mark Moody-Stuart(4)	—	—	80,954	**	—	—	****
Wulf von Schimmelmann(4)	—	—	56,135	**	—	—	****
Karl-Heinz Flöther(6)	—	—	268,032	**	—	—	****
Mark Foster(7)	—	—	414,863	**	—	—	****
Michael G. McGrath(2)(8)	693,999	*	27,335	**	693,999	***	****
Diego Visconti(2)(9)	480,878	*	25,968	**	—	—	****
All directors and executive officers as a group (24 persons)(10)	4,410,623	1.8%	2,155,691	** %	3,238,017	1.4%	**** %

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.

**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.

***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.

****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.

(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.

(3)	Includes 20,480 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(4)	Includes 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(5)	Includes 35,000 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(6)	Includes 19,316 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(7)	Includes 21,686 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(8)	Consists of 27,335 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(9)	Consists of 25,968 Accenture Ltd Class A common shares that could be acquired through the exercise of share options within 60 days from October 12, 2006.

(10)	One officer has a spouse with holdings of 30,885 Accenture Ltd Class A common shares and 8,000 additional Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from October 12, 2006.

INDEPENDENT AUDITORS’ FEES
INDEPENDENT AUDITORS’ FEES
     The following table describes fees expensed for professional audit services rendered by KPMG LLP, Accenture Ltd’s principal accountant, for the audit of Accenture’s annual financial statements as of and for the years ended August 31, 2006 and August 31, 2005, and fees expensed for other services rendered by KPMG LLP during these periods.

Type of Fee	2006	2005
	(in thousands)
Audit Fees(1)	$11,600	$10,490
Audit Related Fees(2)	171	1,004
Tax Fees(3)	0	26
All Other Fees(4)	302	202

Total	$12,073	$11,722

(1)	Audit Fees, including those for statutory audits, include the aggregate fees expensed by Accenture during the fiscal year indicated for professional services rendered by KPMG LLP for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit Related Fees include the aggregate fees expensed by Accenture during the fiscal year indicated for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees, including review of registration statements and issuance of consents. Audit Related Fees also include fees for accounting advice and opinions related to various employee benefit plans, and fees for internal control documentation assistance.

(3)	Tax Fees include the aggregate fees expensed by Accenture during the fiscal year indicated for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees expensed by Accenture during the fiscal year indicated for products and services provided by KPMG LLP, other than the services reported above, including due diligence reviews.
PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR
     Pursuant to its charter, the Audit Committee of the Board of Directors of Accenture Ltd is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. KPMG LLP’s engagement to conduct the audit of Accenture SCA for fiscal year 2006 was approved by the Audit Committee on February 1, 2006. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG LLP entered into since February 1, 2006 has been reviewed and approved by the Audit Committee, as provided in its charter.
     Accenture has been advised by KPMG LLP that a majority of the work done in conjunction with its 2006 audit of Accenture SCA’s financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of KPMG LLP.
OTHER MATTERS
     The general partner is not aware of any matters not set forth herein that may come before the General Meeting.
Dated: October    , 2006